Intrepid Potash Announces Fourth Quarter and Full Year 2017 Results

DENVER, February 27, 2018 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its financial results for the fourth quarter and full year 2017.

Key Takeaways

•
Full year potash segment gross margin improved $44.3 million compared to the prior year. Potash segment gross margin of $4.3 million in the fourth quarter contributed to full year potash segment gross margin of $15.7 million.

•
Trio® export volumes for 2017 increased by 62,000 tons compared to the prior year, driving a 21% increase in sales. This increase was offset by a 32% decrease in the average net realized sales price per ton[1], due to pricing pressure from competitors and increased international sales. Trio® segment generated a gross deficit of $3.2 million and $9.9 million in the fourth quarter and full year, respectively.

•	Full year net loss improved $43.7 million compared to the prior year. Net loss of $1.4 million and $22.9 million in the fourth quarter and full year, respectively.

•	Achieved fourth quarter water sales target with $3.5 million during the quarter, a $1.4 million improvement over the third quarter of 2017. Full year water sales of $7.0 million.

•	Cash generated from operations increased by $35.5 million, to $17.2 million in 2017, compared to the prior year.

•	Reduced long-term debt by $75 million during 2017, primarily through proceeds from equity issuances and cash generated from operations.

•	Improved financial performance and a reduced debt balance resulted in a 400 basis point reduction in the interest rates on long-term debt beginning in late 2017.

"We continue to execute on our transition and diversification strategies, driving improvements in our year-over-year results," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "Potash segment margins benefited from our lower-cost solar-only production profile, and improvements in the domestic Trio® market led to the first announced price increase since early 2015. International Trio® sales volumes are trending upward and we are working to optimize international shipment sizes to minimize the higher transportation costs. Water and by-product sales were in line with our expectations for the quarter, providing meaningful cash flow and a boost to our bottom line. We have several commitments in place for our water and maintain our expectation of $20-30 million in sales during 2018."

Jornayvaz continued, "Our decision to build potash inventory going into 2018 should allow us to capitalize on the recent price increase. Price increases for both potash and Trio® are building on the improved market conditions from the second half of 2017 and we expect these solid fundamentals to carry through the first half of 2018. We remain focused on optimizing our core operations and expanding cash flow from diversified product offerings, while still retaining our entrepreneurial spirit in exploring new opportunities for growth."

Consolidated Results

Intrepid incurred a fourth quarter net loss of $1.4 million ($0.01 per share), resulting in a full year net loss of $22.9 million ($0.20 per share). Net loss in both periods benefited from a $2.7 million tax benefit related to the monetization of an alternative minimum tax carryback. Gross margin of $1.1 million and $5.8 million in the fourth quarter and full year of 2017, respectively, were increases of $8.1 million and $35.0 million, respectively, compared to the same year-ago periods. Improvements in gross margin were the result of a higher average net realized sales price per ton for potash and the transition to lower-cost solar-only potash production, partially offset by pricing softness for Trio®.

Segment Highlights

Potash

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Potash sales	$19,795	$31,246	$95,540	$159,494
Potash gross margin (deficit)	$4,297	$(4,128)	$15,669	$(28,652)

Potash production volume (in tons)	121	110	359	493
Potash sales volume (in tons)	70	134	352	681

Average potash net realized sales price per ton(1)	$247	$185	$238	$195

The potash segment generated gross margin of $4.3 million and $15.7 million during the fourth quarter and full year of 2017, respectively, an increase of $8.4 million and $44.3 million, respectively, when compared to the same periods in 2016. Improvements were the result of higher average net realized sales price per ton, the transition to lower-cost solar-only production, and a decrease in lower-of-cost-or-market adjustments.

Sales revenue decreased 37% and 40% in the fourth quarter and full year of 2017, respectively, compared to the same periods in 2016, due to decreased volumes offset by a higher average net realized price per ton. The reduced sales tons and the higher average net realized price per ton were the result of the transition to lower-cost solar-only production in the second half of 2016. Fourth quarter and full-year average net realized sales prices per ton benefited from an increased percentage of sales into higher priced industrial and feed markets and overall increases in the market price of potash.

Potash production increased 10% in the fourth quarter of 2017 compared to the fourth quarter of 2016 due to increased runtime at the Wendover facility. Full year 2017 production decreased 27% compared to the prior year primarily due to the idling of the West facility in July 2016 and the April 2016 transition to Trio®-only production at the East facility. Tons produced from solution mining facilities increased 33% to 359,000 tons in the full year of 2017, from 270,000 tons in 2016.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands, except per ton data)
Trio® sales	$13,510	$10,942	$62,067	$51,454
Trio® gross deficit	$(3,151)	$(2,876)	$(9,890)	$(595)

Trio® production volume (in tons)	51	79	243	279
Trio® sales volume (in tons)	51	38	229	146

Average Trio® net realized sales price per ton(1)	$190	$230	$196	$287

Gross deficit for the Trio® segment was $3.2 million in the fourth quarter of 2017, compared to gross deficit of $2.9 million in the fourth quarter of 2016. Full year gross deficit for 2017 was $9.9 million, compared to $0.6 million in the full year 2016. Increased deficits in both periods were the result of a lower average net realized sales price per ton and increased lower-of-cost-or-market adjustments related to international shipments, which carry higher freight costs and thus lower net realized sales prices per ton.

Trio® sales increased 23% and 21% in the fourth quarter and full year of 2017, respectively, compared to the same periods in 2016, due to an increase in sales volumes offset by a decrease in the average net realized sales price per ton. During 2017, an increased focus on international shipments and a stable pricing environment in the domestic market spurred buyer engagement in the second half of 2017, which drove increased volume compared with 2016. Average net realized sales price per ton decreased 17% and 32% in the fourth quarter and full year 2017, respectively, due to pricing pressure from competitors and an increase in international sales.

Trio® production decreased 35% and 13% in the fourth quarter and full year of 2017, respectively, as Intrepid continued to match production to expected demand and manage inventory levels. Intrepid began operating at reduced rates in December 2016.

Liquidity

Cash on hand as of December 31, 2017, totaled $1.1 million and availability under Intrepid's credit facility was $22.0 million. As of December 31, 2017, Intrepid had $60 million of senior notes outstanding and $3.9 million outstanding under its asset-backed credit facility with Bank of Montreal.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the fourth quarter and full year of 2017 is scheduled for February 27, 2018, at 10:00 a.m. ET. The dial in number is 800-319-4610 for the U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through March 27, 2018, at www.intrepidpotash.com and by dialing 800-319-6413 for the U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 2037.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also sells water and by-products such as salt, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, production costs, and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products;

•	Intrepid's ability to successfully identify and implement any opportunities to expand sales of water, by-products, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	Intrepid's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	Intrepid's ability to successfully identify and consummate profitable growth opportunities;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2016, as updated by its subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sales	$33,305	$42,188	$157,607	$210,948
Less:
Freight costs	6,172	8,806	29,039	36,256
Warehousing and handling costs	2,658	3,188	9,670	11,006
Cost of goods sold	20,813	33,953	105,795	170,852
Lower-of-cost-or-market inventory adjustments	2,516	3,245	7,324	20,374
Costs associated with abnormal production and other	—	—	—	1,707
Gross Margin (Deficit)	1,146	(7,004)	5,779	(29,247)

Selling and administrative	5,510	4,197	19,461	20,034
Debt restructuring expense	—	3,072	—	3,072
Accretion of asset retirement obligation	390	442	1,558	1,768
Restructuring expense	—	408	266	2,723
Care and maintenance expense	282	884	1,687	2,603
Other operating (income) expense	(2,158)	146	(2,789)	(1,666)
Operating Loss	(2,878)	(16,153)	(14,404)	(57,781)

Other Income (Expense)
Interest expense, net	(1,061)	(2,488)	(11,692)	(11,622)
Interest income	1	5	6	286
Other income	(117)	703	397	1,122
Loss Before Income Taxes	(4,055)	(17,933)	(25,693)	(67,995)

Income Tax Benefit	2,666	1,366	2,783	1,362
Net Loss	$(1,389)	$(16,567)	$(22,910)	$(66,633)

Weighted Average Shares Outstanding:
Basic and diluted	127,401,932	75,839,998	115,708,859	75,818,735
Loss Per Share:
Basic and diluted	$(0.01)	$(0.22)	$(0.20)	$(0.88)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,068	$4,464
Accounts receivable:
Trade, net	15,076	10,343
Other receivables, net	762	492
Refundable income taxes	2,663	1,379
Inventory, net	83,126	94,355
Other current assets	9,251	12,710
Total current assets	111,946	123,743

Property, plant, equipment, and mineral properties, net	364,542	388,490
Long-term parts inventory, net	30,611	21,037
Other assets, net	3,955	7,631
Total Assets	$511,054	$540,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$11,103	$10,210
Related parties	28	31
Accrued liabilities	8,074	8,690
Accrued employee compensation and benefits	4,317	4,225
Other current liabilities	64	964
Advances on credit facility	3,900	—
Current portion of long-term debt	10,000	—
Total current liabilities	37,486	24,120

Long-term debt, net	49,437	133,434
Asset retirement obligation	21,476	19,976
Other non-current liabilities	102	—
Total Liabilities	108,501	177,530

Commitments and Contingencies

Common stock, $0.001 par value; 400,000,000 shares authorized:
and 127,646,530 and 75,839,998 shares outstanding
at December 31, 2017, and 2016, respectively	128	76
Additional paid-in capital	645,813	583,653
Retained deficit	(243,388)	(220,358)
Total Stockholders' Equity	402,553	363,371
Total Liabilities and Stockholders' Equity	$511,054	$540,901

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	(1,389)	(16,567)	(22,910)	(66,633)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and accretion	8,877	9,716	34,767	42,681
Amortization of deferred financing costs	182	(115)	1,778	2,113
Stock-based compensation	944	1,047	3,622	3,599
Reserve for obsolescence	1,092	(166)	1,072	349
Allowance for doubtful accounts	445	—	865	—
Loss on disposal of assets	81	168	1,830	262
Lower-of-cost-or-market inventory adjustments	2,516	3,245	7,324	20,374
Other	3,008	104	3,008	480
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,345	6,786	(5,599)	(600)
Other receivables, net	90	2,172	(270)	977
Refundable income taxes	(2,663)	(1,255)	(1,284)	(1,163)
Inventory, net	(4,654)	3,961	(6,740)	(12,239)
Other current assets	(4,933)	(6,604)	3,459	5,370
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(3,666)	(7,230)	(3,809)	(12,387)
Other liabilities	882	21	102	(1,453)
Net cash provided by (used in) operating activities	3,157	(4,717)	17,215	(18,270)

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(7,279)	(3,636)	(13,505)	(17,892)
Proceeds from sale of property, plant, equipment, and mineral properties	99	—	5,652	—
Purchases of investments	—	—	—	(10,325)
Proceeds from sale of investments	—	4,905	1	60,727
Net cash (used in) provided by investing activities	(7,180)	1,269	(7,852)	32,510

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction expenses	—	—	59,130	—
Repayment of long-term debt	—	(15,000)	(75,000)	(15,000)
Proceeds from short-term borrowings on credit facility	13,000	—	22,000	—
Repayments of short-term borrowings on credit facility	(9,100)	—	(18,100)	—
Debt issuance costs	(1)	(67)	(129)	(3,910)
Employee tax withholding paid for restricted shares upon vesting	(623)	—	(781)	(173)
Proceeds from exercise of stock options	121	—	121	—
Net cash provided by (used in) financing activities	3,397	(15,067)	(12,759)	(19,083)

Net Change in Cash and Cash Equivalents	(626)	(18,515)	(3,396)	(4,843)
Cash and Cash Equivalents, beginning of period	1,694	22,979	4,464	9,307
Cash and Cash Equivalents, end of period	$1,068	$4,464	$1,068	$4,464

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Production volume (in thousands of tons):
Potash	121	110	359	493
Langbeinite	51	79	243	279
Sales volume (in thousands of tons):
Potash	70	134	352	681
Trio®	51	38	229	146

Average net realized sales price per ton (1)
Potash	$247	$185	$238	$195
Trio®	$190	$230	$196	$287

Three Months Ended December 31, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$19,795	$13,510	$—	$33,305
Less: Freight costs	2,417	3,755	—	6,172
Warehousing and handling costs	1,505	1,153	—	2,658
Cost of goods sold(2)	11,171	9,642	—	20,813
Lower-of-cost-or-market inventory adjustments	405	2,111	—	2,516
Costs associated with abnormal production and other	—	—	—	—
Gross Margin (Deficit)	$4,297	$(3,151)	$—	$1,146
Depreciation, depletion and amortization incurred(3)	$7,154	$1,693	$30	$8,877

Year Ended December 31, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$95,540	$62,067	$—	$157,607
Less: Freight costs	11,818	17,221	—	29,039
Warehousing and handling costs	5,555	4,115	—	9,670
Cost of goods sold(2)	61,948	43,847	—	105,795
Lower-of-cost-or-market inventory adjustments	550	6,774	—	7,324
Costs associated with abnormal production and other	—	—	—	—
Gross Margin (Deficit)	$15,669	$(9,890)	$—	$5,779
Depreciation, depletion and amortization incurred(3)	$27,839	$6,783	$145	$34,767

Three Months Ended December 31, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$31,246	$10,942	$—	$42,188
Less: Freight costs	6,505	2,301	—	8,806
Warehousing and handling costs	2,081	1,107	—	3,188
Cost of goods sold(2)	25,201	8,752	—	33,953
Lower-of-cost-or-market inventory adjustments	1,587	1,658	—	3,245
Costs associated with abnormal production and other	—	—	—	—
Gross Deficit	$(4,128)	$(2,876)	$—	$(7,004)
Depreciation, depletion and amortization incurred(3)	$8,966	$686	$64	$9,716

Year Ended December 31, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$159,494	$51,454	$—	$210,948
Less: Freight costs	26,661	9,595	—	36,256
Warehousing and handling costs	8,439	2,567	—	11,006
Cost of goods sold(2)	134,017	36,835	—	170,852
Lower-of-cost-or-market inventory adjustments	18,380	1,994	—	20,374
Costs associated with abnormal production and other(4)	649	1,058	—	1,707
Gross Deficit	$(28,652)	$(595)	$—	$(29,247)
Depreciation, depletion and amortization incurred(3)	$37,936	$3,836	$909	$42,681

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Cost of goods sold are presented net of by-product credits which were $10.6 million and $9.0 million for the years ended December 31, 2017 and 2016, respectively. By-product credits were $3.4 million and $2.1 million for the three months ended December 31, 2017 and 2016, respectively.
(3) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.
(4) Costs associated with abnormal production for the year ended December 31, 2016, include costs incurred in conjunction with the conversion of the East facility to Trio®-only production.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, average net realized sales price per ton, and adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA). These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid also refers to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about Intrepid's non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures.

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Loss	$(1,389)	$(16,567)	$(22,910)	$(66,633)
Adjustments
Costs associated with abnormal production(1)	—	—	—	1,707
Compensating tax adjustment(2)	—	—	—	(1,086)
Restructuring expense(3)	—	408	266	2,723
Debt restructuring expense(4)	—	3,072	—	3,072
Write-off of deferred financing fees(5)	—	—	819	1,883
Make-whole payment(6)	—	—	3,002	806
Insurance proceeds(7)	—	—	—	(1,211)
AMT Carryback(8)	(2,653)	—	(2,653)	—
Total adjustments	(2,653)	3,480	1,434	7,894
Adjusted Net Loss	$(4,042)	$(13,087)	$(21,476)	$(58,739)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Loss Per Diluted Share	$(0.01)	$(0.22)	$(0.20)	$(0.88)
Adjustments
Costs associated with abnormal production(1)	—	—	—	0.02
Compensating tax adjustment(2)	—	—	—	(0.01)
Restructuring expense(3)	—	0.01	—	0.04
Debt restructuring expense(4)	—	0.04	—	0.04
Write-off of deferred financing fees(5)	—	—	0.01	0.02
Make-whole payment(6)	—	—	0.03	0.01
Insurance proceeds(7)	—	—	—	(0.02)
AMT Carryback(8)	(0.02)	—	(0.02)	—
Total adjustments	(0.02)	0.05	0.02	0.10
Adjusted Net Loss Per Diluted Share	$(0.03)	$(0.17)	$(0.18)	$(0.78)

(1) As a result of the temporary suspensions of production at Intrepid's West and East facilities, Intrepid determined that approximately $1.7 million of production costs for the year ended December 31, 2016, would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.
(2) During the year ended December 31, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.
(3) Intrepid recorded restructuring expense of $0.3 million for the year ended December 31, 2017, related to a scheduling change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility and the transition of the East facility to Trio®-only production.
(4) In conjunction with its debt restructuring, Intrepid expensed $3.1 million of professional fees paid to third parties.
(5) As a result of early repayments of principal on its senior notes, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-offs of deferred financing fees are reflected in Intrepid's financial statements as interest expense.
(6) As a result of early repayments of its senior notes, Intrepid incurred make whole-payments, which are reflected on the income statement as interest expense.
(7) During the year ended December 31, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico, in December 2015.
(8) During the fourth quarter of 2017, Intrepid monetized existing alternative minimum tax credits through a carryback, resulting in a $2.7 million benefit.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. Intrepid considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended December 31,
	2017			2016
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$19,795	$13,510	$33,305	$31,246	$10,942	$42,188
Freight costs	2,417	3,755	6,172	6,505	2,301	8,806
Subtotal	$17,378	$9,755	$27,133	$24,741	$8,641	$33,382

Divided by:
Tons sold (in thousands)	70	51		134	38
Average net realized sales price per ton	$247	$190		$185	$230

	Year Ended December 31,
	2017			2016
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$95,540	$62,067	$157,607	$159,494	$51,454	$210,948
Freight costs	11,818	17,221	29,039	26,661	9,595	36,256
Subtotal	$83,722	$44,846	$128,568	$132,833	$41,859	$174,692

Divided by:
Tons sold (in thousands)	352	229		681	146
Average net realized sales price per ton	$238	$196		$195	$287

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for costs associated with abnormal production, compensating tax adjustments, restructuring expenses, debt restructuring expenses, gains from insurance proceeds, interest expense (which includes amounts related to the make-whole payments and the write-off of certain deferred financing costs), income tax benefit, and depreciation, depletion, and accretion. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net Loss	$(1,389)	$(16,567)	$(22,910)	$(66,633)
Costs associated with abnormal production(1)	—	—	—	1,707
Compensating tax adjustment(2)	—	—	—	(1,086)
Restructuring expense(3)	—	408	266	2,723
Debt restructuring expense(4)	—	3,072	—	3,072
Insurance proceeds(5)	—	—	—	(1,211)
Interest expense	1,061	2,488	11,692	11,622
Income tax benefit	(2,666)	(1,366)	(2,783)	(1,362)
Depreciation, depletion, and accretion	8,877	9,716	34,767	42,681
Total adjustments	7,272	14,318	43,942	58,146
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$5,883	$(2,249)	$21,032	$(8,487)

(1) As a result of the temporary suspensions of production at Intrepid's West and East facilities, Intrepid determined that approximately $1.7 million of production costs for the year ended December 31, 2016, would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.
(2) During the year ended December 31, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.
(3) Intrepid recorded restructuring expense of $0.3 million for the year ended December 31, 2017, related to a scheduling change at its East facility. Restructuring expense in 2016 related primarily to severance payments as a result of the idling of the West facility and the transition of the East facility to Trio®-only production.
(4) In conjunction with its debt restructuring, Intrepid expensed $3.1 million of professional fees paid to third parties.
(5) During the year ended December 31, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico, in December 2015.